loanDepot announces second quarter 2021 financial results

Consumer-centric, digital-first, diversified origination strategy drove increased market share against the backdrop of a changing mortgage market

•Continued investments in brand awareness drove increase in loanDepot’s total market share from 2.3% during the second quarter 2020 to 3.3%1 during the second quarter 2021.
•Purchase mortgage transactions increased by 31% from the prior quarter and by 87% year-over-year demonstrating the power of loanDepot’s channel diversity.
•Achieved record levels of customer impressions and contacts as a result of powerful data science, proprietary artificial intelligence and machine learning models that dramatically widened the Company’s top-of-funnel marketing reach. Customer leads increased 31% from the prior quarter and 57% year-over-year.
•Reports quarterly total revenue of $779.9 million, diluted earnings per share of $0.07 and adjusted diluted earnings per share of $0.18, reflecting lower loan origination volumes and profit margins.

FOOTHILL RANCH, Calif., August 3, 2021 - loanDepot, Inc. (NYSE: LDI), (together with its subsidiaries, “loanDepot” or the “Company”), the innovative consumer lending and real estate services provider that is using its proprietary mello® technology to deliver best-in-class experiences to its customers, today announced results for the second quarter ended June 30, 2021.

“Eleven years ago we set out to reshape the mortgage industry with a new, digital-first approach that would thrive across all market conditions. This is why, despite the transition in the mortgage market, we continued to grow in the second quarter with meaningful increases in both market share and purchase loan originations,” said loanDepot Founder and CEO Anthony Hsieh.

“We’ve entered a transitional period and expect to see industry consolidation as some lenders may not be in a position to withstand the headwinds, whereas we are confident and excited for the future. While our revenues were lower on decreased gain on sale margins and rate lock volume during this transitional quarter, our investments and commitment to our core business philosophy continue to fuel our momentum, especially as the industry becomes less fragmented and consumers rightfully demand more robust and integrated products and services from their lender. We will meet and exceed these demands with our just announced loanDepot Grand Slam package that will give homeowners access to real estate, mortgage, title and insurance services within one bundle for their home transaction, increasing ease, speed and peace of mind, all while reducing overall cost to the customer.”

“We can express this confidence,” continued Hsieh, “because our diversified channel strategy, which is the industry’s only at-scale model of this type, and proprietary mello tech stack allow us to continually reduce costs and maximize operational elasticity, so that our loan manufacturing process is true to any given market environment. These unique capabilities, in addition to our world-class, highly-recognized brand and significant top-of-funnel customer acquisition and data matching capabilities ensure that we will continue to grow, responsibly and productively serving our customers, our employees and our shareholders. We are confident we will continue to accelerate our growth, increase our market share and outperform in the long term.”

Current Market Conditions:

The second quarter represented a transitional quarter from the record levels of loan origination volume and profit margins in 2020 into an operating environment characterized by:
1 Total market originations based on data as of July 21, 2021, from the Mortgage Bankers Association.

•Lower profit margins resulting from industry overcapacity and increased competitive pressure, particularly in the wholesale partner channel.
•Higher interest rates resulting in lower refinance transaction volumes.
•Continuing strong demand for purchase transactions, which is somewhat adversely impacted by supply constraints on new and resale housing.
•Sharper focus on industry consolidation and expansion of ancillary products and services to capture additional revenue sources and expand customer engagement points.

Second Quarter Highlights:

Financial Summary

	Three Months Ended			Six Months Ended
($ in thousands) (Unaudited)	June 30, 2021	March 31, 2021	June 30, 2020	June 30, 2021	June 30, 2020
Rate lock volume	$42,065,981	$45,762,661	$34,955,604	$87,828,642	$61,992,875
Loan origination volume	34,494,166	41,479,151	21,031,543	75,973,317	36,207,130
Gain on sale margin(1)	2.28%	2.98%	5.39%	2.66%	4.45%
Pull through weighted gain on sale margin(2)	2.64%	3.69%	4.47%	3.19%	3.74%

Financial Results
Total revenue	$779,914	$1,316,008	$1,158,730	$2,095,922	$1,644,850
Total expense	749,405	869,878	509,245	1,619,283	906,370
Net income	26,284	427,853	648,595	454,137	737,590
Diluted EPS(3)	$0.07	$0.36	N/A	$0.42	N/A

Non-GAAP Financial Measures(4)

Adjusted total revenue	$825,330	$1,241,441	$1,154,512	$2,066,770	$1,654,879
Adjusted net income	57,504	319,527	491,535	377,031	570,227
Adjusted EBITDA	109,264	458,098	682,590	567,361	808,901
Adjusted Diluted EPS	$0.18	$0.99	N/A	$1.16	N/A

(1)Gain on sale margin represents the total of (i) gain on origination and sale of loans, net, and (ii) origination income, net, divided by loan origination volume during period. Gain on the origination and sale of loans, net was adjusted to exclude the change in fair value of forward sale contracts, including pair-offs, hedging MSRs, which are now included in the change in fair value of servicing rights, net on the consolidated statements of income. The Company determined that this change would more appropriately reflect the hedged item and better align with industry practices. Gain on origination and sale of loans, net and change in fair value of servicing rights, net, in the current and prior periods along with the related disclosures have been adjusted to reflect this reclassification.
(2)Pull through weighted gain on sale margin represents the total of (i) gain on origination and sale of loans, net, and (ii) origination income, net, divided by the pull through weighted rate lock volume. Pull through weighted rate lock volume is the unpaid principal balance of loans subject to interest rate lock commitments, net of a pull-through factor for the loan funding probability.
(3)On February 11, 2021, the Company’s common stock began trading on the New York Stock Exchange. Since loanDepot did not have any shares outstanding prior to this date, earnings per share (“EPS”) information was not determinable. The diluted EPS calculation includes net income attributable to loanDepot, Inc. divided by the diluted weighted average shares of Class A and Class D common stock outstanding for the period after February 11, 2021.
(4)See “Non-GAAP Financial Measures” for a discussion of how we define and calculate Adjusted Total Revenue, Adjusted Net Income, Adjusted Diluted EPS, and Adjusted EBITDA, and for a reconciliation of these metrics to their closest GAAP measure.

Operational Results
•Rate lock volume of $42.1 billion for the three months ended June 30, 2021 resulted in quarterly total revenue of $779.9 million, which represents a decrease of $536.1 million, or 41%, from the first quarter of 2021.
•Loan origination volume for the second quarter of 2021 was $34.5 billion, a decrease of $7.0 billion or 17% from the first quarter of 2021.
•Our Retail and Partner strategies delivered $10.4 billion of purchase loan originations and $24.1 billion of refinance loan originations during the second quarter of 2021.
•Net income for the second quarter of 2021 decreased to $26.3 million as compared to $427.9 million in the prior quarter. The quarter over quarter decrease was primarily driven by the decline in gain on sale margins and an increase in servicing rights fair value losses, net of hedge.
•Reflecting the strength of our core business, adjusted EBITDA for the second quarter of 2021 exhibited a smaller decline compared to net income, decreasing to $109.3 million as compared to $458.1 million for the first quarter of 2021. Adjusted EBITDA excludes the impact of fair value changes of our mortgage servicing rights, net of hedging results, and other non-core operating expenses.
•Total expenses for the second quarter of 2021 decreased by $120.5 million, or 14% from the first quarter of 2021, due primarily to lower variable expenses on loan origination volume and IPO related expenses incurred in the first quarter.

Other Highlights
•Returned value to shareholders through a regular cash dividend of $0.08 per share paid on July 16, 2021, to shareholders of record on July 1, 2021.
•Implemented cost cutting initiatives late in the second quarter and early in the third quarter, the results of which we expect to be primarily realized in the second half of 2021. Our technology driven processes allow us to adjust our expenses to changing market conditions, or as demonstrated by our increase in purchase loan originations during the quarter adjust our pipeline to load balance our operational capabilities.
•Announced the addition of George Brady as Chief Digital Officer and Karin Lockovitch as Chief Risk Officer to our exceptional management team. With the appointments of these highly experienced executives we underscore the Company’s drive to accelerate the pace of innovation, support continued growth, and manage risk.
•For the second quarter of 2021, our preliminary organic refinance consumer direct recapture rate2 increased to 75% as compared to the final recapture rate of 72% for the first quarter of 2021. This highlights the efficacy of our marketing efforts and the strength of our customer relationships, which includes our growing servicing portfolio that reached a record level of $138.8 billion in unpaid principal balance serviced as of June 30, 2021. This growth was against the backdrop of growing our servicing portfolio in-house and relying relatively less on third party sub-servicing arrangements.
•Continuing its track record of creating strategically beneficial joint ventures, loanDepot entered into a partnership with Farm Bureau Bank. loanDepot’s streamlined platform makes the Company a partner of choice for home builders and other financial services companies.
2 We define organic refinance consumer direct recapture rate as the total unpaid principal balance (“UPB”) of loans in our servicing portfolio that are paid in full for purposes of refinancing the loan on the same property, with the Company acting as lender on both the existing and new loan, divided by the UPB of loans in our servicing portfolio that paid in full for the purpose of refinancing the loan on the same property. The recapture rate is finalized following the publication date of this release when external data becomes available. The first quarter 2021 recapture rate is final.

•We believe our position as the second most recognized mortgage brand grew even stronger through our ongoing national television ad campaign delivering over 16 billion household impressions from May 2020 through June 2021. Our extensive data analytics also allowed us to capitalize on the 1.8 million average monthly website visits and 406 million online media exposures during the second quarter of 2021.
•We firmly believe in our responsibility as corporate citizens to make a positive social impact in the communities in which we work, live and serve. Over the last quarter the Company granted more than $500,000 to organizations across the country, including the Boys & Girls Clubs of America, the Surfside Relief Fund and Turn 2 Foundation.

Strategic Channel Overview
Our diverse origination strategy ensures we can serve customers in the way they want to be served, with the right mortgage professional, with the right product, at the right price, at the right time. Complementing our origination strategy is our servicing portfolio, which ensures we can serve the customer through their entire mortgage journey.

Retail Channel

	Three Months Ended			Six Months Ended
($ in thousands) (Unaudited)	June 30, 2021	March 31, 2021	June 30, 2020	June 30, 2021	June 30, 2020
Volume data:
Rate locks	$33,925,833	$37,074,012	$29,648,516	$70,999,845	$51,477,977
Loan originations	27,881,773	33,427,789	17,199,202	61,309,562	28,876,545
Gain on sale margin	2.50%	3.25%	5.68%	2.91%	4.87%

The Company employs more than 2,800 licensed mortgage loan professionals who work in our Retail Channel that reach customers through our organic marketing or their own relationships in either our proprietary call centers or local in-market branches. During the second quarter of 2021, our Retail Channel accounted for $27.9 billion, or 81%, of our loan originations.

Partner Channel

	Three Months Ended			Six Months Ended
($ in thousands) (Unaudited)	June 30, 2021	March 31, 2021	June 30, 2020	June 30, 2021	June 30, 2020
Volume data:
Rate locks	$8,140,148	$8,688,649	$5,307,088	$16,828,797	$10,514,898
Loan originations	6,612,393	8,051,362	3,832,341	14,663,755	7,330,585
Gain on sale margin	1.32%	1.85%	4.07%	1.61%	2.81%

Our Partner Channel originates loans through our network of approved mortgage brokers, as well as a series of exclusive joint ventures with some of the nation’s largest homebuilders and depositories, who market our broad spectrum of products utilizing our innovative mello® technology platform to efficiently underwrite, process and fund mortgage loans, while delivering an exceptional customer experience. During the second quarter of 2021, our Partner Channel accounted for $6.6 billion, or 19%, of our loan originations.

The returns were complemented by $2.9 million of income recorded from our joint ventures for the second quarter of 2021, reflecting the wide variety of industry partners we work with in the channel. We added one new joint venture relationship in the second quarter of 2021 with Farm Bureau Bank.

Servicing

	Three Months Ended			Six Months Ended
Servicing Revenue Data: ($ in thousands) (Unaudited)	June 30, 2021	March 31, 2021	June 30, 2020	June 30, 2021	June 30, 2020
Changes in fair value:
Due to changes in valuation inputs or assumptions	$(129,267)	$231,023	$(22,736)	$101,757	$(109,050)
Other changes in fair value(1)	(105,771)	(118,106)	(37,491)	(223,877)	(70,532)
Realized gains (losses) on sales of servicing rights	6,089	(97)	161	5,992	58
Net gain (loss) from derivatives hedging servicing rights	83,851	(156,455)	26,954	(72,605)	99,021
Changes in fair value of servicing rights, net	$(145,098)	$(43,635)	$(33,112)	$(188,733)	$(80,503)

Servicing fee income	$94,742	$82,568	$36,551	$177,309	$73,114
(1)Other changes in fair value include fallout and decay from loan payoffs and principal amortization.

	Three Months Ended			Six Months Ended
Servicing Rights, at Fair Value: ($ in thousands) (Unaudited)	June 30, 2021	March 31, 2021	June 30, 2020	June 30, 2021	June 30, 2020
Balance at beginning of period	$1,766,088	$1,124,302	$431,864	$1,124,302	$444,443
Additions	427,458	529,543	198,249	957,001	312,367
Sales proceeds, net	(182,113)	(674)	41	(182,788)	(7,301)
Changes in fair value:
Due to changes in valuation inputs or assumptions	(129,267)	231,023	(22,736)	101,757	(109,050)
Other changes in fair value	(105,771)	(118,106)	(37,491)	(223,877)	(70,532)
Balance at end of period (1)	$1,776,395	$1,766,088	$569,927	$1,776,395	$569,927
(1)Balances are net of $5.3 million, $6.0 million, and $2.6 million of servicing rights liability as of June 30, 2021, March 31, 2021, and June 30, 2020, respectively.

				% Change
Servicing Portfolio Data: ($ in thousands) (Unaudited)	June 30, 2021	March 31, 2021	June 30, 2020	Jun - 21 vs Mar - 21	Jun - 21 vs Jun - 20

Servicing portfolio (unpaid principal balance)	$138,767,860	$129,709,892	$57,881,342	7.0%	139.7%

Total servicing portfolio (units)	446,606	414,540	216,448	7.7	106.3

60+ days delinquent ($)	$1,976,658	$2,125,573	$1,541,273	(7.0)	28.2
60+ days delinquent (%)	1.4%	1.6%	2.7%

Servicing rights, net to UPB	1.3%	1.4%	1.0%

The increase in unpaid principal balance of our servicing portfolio was driven by an increase in servicing-retained loan sales, offset somewhat by a sale of $14.4 billion of unpaid principal balance during the quarter. We continued to invest in growing our high-quality servicing portfolio and not only increased total loan originations but also the percentage of our servicing customers who chose to refinance with us.

As of June 30, 2021, approximately 1.4%, or $1.9 billion, of our servicing portfolio was in active forbearance. This represents a decline from 1.7%, or $2.2 billion as of March 31, 2021.

Balance Sheet Highlights

				% Change
($ in thousands) (Unaudited)	June 30, 2021	March 31, 2021	June 30, 2020	Jun - 21 vs. Mar - 21	Jun - 21 vs. Jun-20
Cash and cash equivalents	$419,283	$630,457	$433,722	(33.5)%	(3.3)%
Loans held for sale, at fair value	9,120,653	8,787,756	3,303,438	3.8	176.1
Servicing rights, at fair value	1,781,686	1,772,099	572,542	0.5	211.2
Warehouse and other lines of credit	8,498,365	8,309,450	3,199,682	2.3	165.6
Total liabilities	11,528,809	11,524,327	4,675,710	—	146.6
Total equity	1,568,834	1,773,958	1,051,224	(11.6)	49.2

The decrease in cash and cash equivalents from March 31, 2021 was primarily due to dividend payments during the quarter. An increase in loans held for sale at June 30, 2021, resulted in a corresponding increase in the balance on our warehouse lines of credit. Total funding capacity with our lending partners decreased to $9.5 billion at June 30, 2021 from $10.3 billion at March 31, 2021. The decrease of $0.9 billion was primarily due to a decrease in temporary commitments on existing facilities from lower loan originations during the quarter. Available borrowing capacity was $0.9 billion at June 30, 2021.

Consolidated Statements of Operations

($ in thousands)	Three Months Ended			Six Months Ended
	June 30, 2021	March 31, 2021	June 30, 2020	June 30, 2021	June 30, 2020
	(Unaudited)			(Unaudited)
REVENUES:
Interest income	$61,874	$54,730	$31,530	$116,605	$66,696
Interest expense	(54,848)	(53,497)	(26,523)	(108,346)	(59,328)
Net interest income	7,026	1,233	5,007	8,259	7,368

Gain on origination and sale of loans, net	692,479	1,133,575	1,076,410	1,826,054	1,515,999
Origination income, net	92,624	101,599	57,201	194,223	95,813
Servicing fee income	94,742	82,568	36,551	177,309	73,114
Change in fair value of servicing rights, net	(145,098)	(43,635)	(33,112)	(188,733)	(80,503)
Other income	38,141	40,668	16,673	78,810	33,059
Total net revenues	779,914	1,316,008	1,158,730	2,095,922	1,644,850

EXPENSES:
Personnel expense	470,125	603,735	340,716	1,073,861	580,915
Marketing and advertising expense	114,133	109,626	55,881	223,759	113,193
Direct origination expense	50,017	46,976	28,658	96,993	55,161
General and administrative expense	48,654	51,317	38,566	99,972	68,195
Occupancy expense	9,283	9,988	9,547	19,270	19,440
Depreciation and amortization	8,686	8,454	9,165	17,139	18,537
Subservicing expense	27,241	26,611	16,087	53,851	29,334
Other interest expense	21,266	13,171	10,625	34,438	21,595
Total expenses	749,405	869,878	509,245	1,619,283	906,370

Income before income taxes	30,509	446,130	649,485	476,639	738,480
Income tax expense	4,225	18,277	890	22,502	890
Net income	26,284	427,853	648,595	454,137	737,590
Net income attributable to noncontrolling interests	17,723	382,978	648,595	400,701	737,590
Net income attributable to loanDepot, Inc.	$8,561	$44,875	$—	$53,436	$—

Basic EPS	$0.07	$0.36	N/A	$0.42	N/A
Diluted EPS	$0.07	$0.36	N/A	$0.42	N/A

Consolidated Balance Sheets

($ in thousands)	June 30, 2021	March 31, 2021	December 31, 2020
	(Unaudited)
ASSETS
Cash and cash equivalents	$419,283	$630,457	$284,224
Restricted cash	217,435	121,389	204,465
Accounts receivable, net	65,185	84,047	138,122
Loans held for sale, at fair value	9,120,653	8,787,756	6,955,424
Derivative assets, at fair value	349,621	760,519	647,939
Servicing rights, at fair value	1,781,686	1,772,099	1,127,866
Trading securities, at fair value	16,757	—	—
Property and equipment, net	98,686	91,007	85,002
Operating lease right-of-use asset	60,123	63,207	66,433
Prepaid expenses and other assets	94,814	84,804	77,241
Loans eligible for repurchase	812,431	842,970	1,246,158
Investments in joint ventures	18,398	17,332	17,528
Goodwill and other intangible assets, net	42,571	42,698	42,826
Total assets	$13,097,643	$13,298,285	$10,893,228

LIABILITIES AND EQUITY
LIABILITIES:
Warehouse and other lines of credit	$8,498,365	$8,309,450	$6,577,429
Accounts payable and accrued expenses	607,767	890,826	446,370
Derivative liabilities, at fair value	58,805	95,188	168,169
Liability for loans eligible for repurchase	812,431	842,970	1,246,158
Operating lease liability	78,132	80,804	86,023
Debt obligations, net	1,473,309	1,305,089	712,466
Total liabilities	11,528,809	11,524,327	9,236,615
EQUITY:
Total equity	1,568,834	1,773,958	1,656,613
Total liabilities and equity	$13,097,643	$13,298,285	$10,893,228

Loan Origination and Sales Data

($ in thousands) (Unaudited)	Three Months Ended
	June 30, 2021	March 31, 2021	June 30, 2020
Loan origination volume by type:
Conventional conforming	$27,933,929	$35,169,216	$16,126,362
FHA/VA/USDA	4,231,466	5,081,972	4,284,593
Jumbo	2,057,466	1,002,619	309,246
Other	271,305	225,344	311,342
Total	$34,494,166	$41,479,151	$21,031,543

Loan origination volume by channel:
Retail	$27,881,773	$33,427,789	$17,199,202
Partnership	6,612,393	8,051,362	3,832,341
Total	$34,494,166	$41,479,151	$21,031,543

Loan origination volume by purpose:
Purchase	$10,382,964	$7,916,512	$5,547,004
Refinance	24,111,202	33,562,639	15,484,539
Total	$34,494,166	$41,479,151	$21,031,543

Loans sold:
Servicing retained	$30,981,299	$37,435,791	$19,962,203
Servicing released	3,309,151	2,492,886	1,323,509
Total	$34,290,450	$39,928,677	$21,285,712

Loan origination margins:
Gain on sale margin	2.28%	2.98%	5.39%

Second Quarter Earnings Call
Management will host a conference call and live webcast today at 11:00 a.m. ET on loanDepot’s Investor Relations website, investors.loandepot.com, to discuss its earnings results.

The conference call can also be accessed by dialing 833-312-1365 (domestic) or 236-712-2485 (international) using pin number 8675562. Please call five minutes in advance to ensure that you are connected prior to the call. A replay of the webcast and transcript will also be made available on the Investor Relations website following the conclusion of the event.

For more information about loanDepot, please visit the company’s Investor Relations website: investors.loandepot.com.

Non-GAAP Financial Measures
To provide investors with information in addition to our results as determined by GAAP, we disclose Adjusted Total Revenue, Adjusted Net Income, Adjusted Diluted EPS, and Adjusted EBITDA as non-GAAP measures. We believe Adjusted Total Revenue, Adjusted Net Income, Adjusted Diluted EPS, and Adjusted EBITDA provide useful information to investors regarding our results of operations because each measure assists both investors and management in analyzing and benchmarking the performance and value of our business. They facilitate company-to-company operating performance comparisons by backing out potential differences caused by variations in hedging strategies, changes in valuations, capital structures (affecting net interest expense), taxation, the age and book depreciation of facilities (affecting relative depreciation expense) and the amortization of intangibles, which may vary for different companies for reasons unrelated to operating performance, as well as certain historical cost (benefit) items which may vary for different companies for reasons unrelated to operating performance. These measures are not financial measures calculated in accordance with GAAP and should not be considered as a substitute for revenue, net income, or any other operating performance measure calculated in accordance with GAAP, and may not be comparable to a similarly titled measure reported by other companies.

We define “Adjusted Total Revenue” as total revenues, net of the change in fair value of mortgage servicing rights (“MSRs”) and the related hedging gains and losses. We define “Adjusted Net Income” as tax-effected earnings before change in fair value of contingent consideration, stock compensation expense and management fees, IPO expense, and the change in fair value of MSRs, net of the related hedging gains and losses, and the tax effects of those adjustments. We define “Adjusted Diluted EPS” as Adjusted Net Income divided by the diluted weighted average number of shares of Class A common stock and Class D common stock outstanding for the applicable period, which assumes the proforma exchange of all outstanding Class C common shares for shares of Class A common stock. We define “Adjusted EBITDA” as earnings before interest expense and amortization of debt issuance costs on non-funding debt, income taxes, depreciation and amortization, change in fair value of MSRs, net of the related hedging gains and losses, change in fair value of contingent consideration, stock compensation expense and management fees, and IPO related expense. Adjustments for income taxes are made to reflect historical results of operations on the basis that it was taxed as a corporation under the Internal Revenue Code, and therefore subject to U.S. federal, state and local income taxes. We exclude from each of these non-GAAP measures the change in fair value of MSRs and related hedging gains and losses as this represents a non-cash non-realized adjustment to our total revenues, reflecting changes in assumptions including discount rates and prepayment speed assumptions, mostly due to changes in market interest rates, which is not indicative of our performance or results of operations. We also exclude stock compensation expense, which is a non-cash expense, management fees and IPO expenses as management does not consider these costs to be indicative of our performance or results of operations. Adjusted EBITDA includes interest expense on funding facilities, which are recorded as a component of “net interest income (expense)”, as these expenses are a direct operating expense driven by loan origination volume. By contrast, interest and amortization expense on non-funding debt is a function of our capital structure and is therefore excluded from Adjusted EBITDA.

Adjusted Total Revenue, Adjusted Net Income, Adjusted Diluted EPS, and Adjusted EBITDA have limitations as analytical tools, and you should not consider them in isolation or as a substitute for analysis of our results as reported under U.S. GAAP. Some of these limitations are:

•they do not reflect every cash expenditure, future requirements for capital expenditures or contractual commitments;
•Adjusted EBITDA does not reflect the significant interest expense or the cash requirements necessary to service interest or principal payment on our debt;
•although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced or require improvements in the future, and Adjusted Total Revenue,

Adjusted Net Income, and Adjusted EBITDA do not reflect any cash requirement for such replacements or improvements; and
•they are not adjusted for all non-cash income or expense items that are reflected in our statements of cash flows.

Because of these limitations, Adjusted Total Revenue, Adjusted Net Income, Adjusted Diluted EPS, and Adjusted EBITDA are not intended as alternatives to total revenue, net income (loss), net income attributable to the Company, or Diluted EPS or as an indicator of our operating performance and should not be considered as measures of discretionary cash available to us to invest in the growth of our business or as measures of cash that will be available to us to meet our obligations. We compensate for these limitations by using Adjusted Total Revenue, Adjusted Net Income, Adjusted Diluted EPS, and Adjusted EBITDA along with other comparative tools, together with U.S. GAAP measurements, to assist in the evaluation of operating performance. See below for a reconciliation of these non-GAAP measures to their most comparable U.S. GAAP measures.

Reconciliation of Total Revenue to Adjusted Total Revenue ($ in thousands) (Unaudited)	Three Months Ended			Six Months Ended
	June 30, 2021	March 31, 2021	June 30, 2020	June 30, 2021	June 30, 2020
	(Unaudited)			(Unaudited)
Total net revenue	$779,914	$1,316,008	$1,158,730	$2,095,922	$1,644,850
Change in fair value of servicing rights, net of hedging gains and losses(1)	45,416	(74,567)	(4,218)	(29,152)	10,029
Adjusted total revenue	$825,330	$1,241,441	$1,154,512	$2,066,770	$1,654,879
(1)Represents the change in the fair value of servicing rights attributable to changes in assumptions, net of hedging gains and losses.

Reconciliation of Net Income to Adjusted Net Income ($ in thousands) (Unaudited)	Three Months Ended			Six Months Ended
	June 30, 2021	March 31, 2021	June 30, 2020	June 30, 2021	June 30, 2020
Net income attributable to loanDepot, Inc.	$8,561	$44,875	$—	$53,436	$—
Net income from the pro forma conversion of Class C common shares to Class A common shares (1)	17,723	382,978	648,595	400,701	737,590
Net income	$26,284	$427,853	$648,595	$454,137	$737,590
Adjustments to the provision for income taxes(2)	(4,684)	(101,221)	(166,948)	(105,905)	(189,856)
Tax-effected net income	21,600	326,632	481,647	348,232	547,734
Change in fair value of servicing rights, net of hedging gains and losses(3)	45,416	(74,567)	(4,218)	(29,152)	10,029
Change in fair value - contingent consideration	—	—	10,473	—	12,980
Stock compensation expense and management fees	2,126	60,076	7,060	62,202	7,280
IPO expenses	1,261	4,834	—	6,095	—
Tax effect of adjustments(4)	(12,899)	2,552	(3,427)	(10,346)	(7,796)
Adjusted net income	$57,504	$319,527	$491,535	$377,031	$570,227

(1)Reflects net income to Class A common stock and Class D common stock from the pro forma exchange of Class C common stock.
(2)loanDepot, Inc. is subject to federal, state and local income taxes. Adjustments to income tax (benefit) reflect the effective income tax rates below, and the pro forma assumption that loanDepot, Inc. owns 100% of LD Holdings.

	Three Months Ended			Six Months Ended
	June 30, 2021	March 31, 2021	June 30, 2020	June 30, 2021	June 30, 2020
Statutory U.S. federal income tax rate	21.00%	21.00%	21.00%	21.00%	21.00%
State and local income taxes (net of federal benefit)	5.43%	5.43%	4.74%	5.43%	4.74%
Effective income tax rate	26.43%	26.43%	25.74%	26.43%	25.74%
(3)Represents the change in the fair value of servicing rights attributable to changes in assumptions, net of hedging gains and losses.
(4)Amounts represent the income tax effect of (a) change in fair value of servicing rights, net of hedging gains and losses, (b) change in fair value of contingent consideration (c) stock compensation expense and management fees, and (d) IPO expense at the aforementioned effective income tax rates.

Reconciliation of Adjusted Diluted Weighted Average Shares Outstanding to Diluted Weighted Average Shares Outstanding(1) ($ in thousands except per share) (Unaudited)	Three Months Ended		Six Months Ended
	June 30, 2021	March 31, 2021	June 30, 2021
Net income attributable to loanDepot, Inc.	$8,561	$44,875	$53,436
Adjusted net income	57,504	319,527	377,031
Share Data:
Diluted weighted average shares of Class A and Class D common stock outstanding	126,726,876	125,772,797	126,392,949
Assumed pro forma conversion of Class C shares to Class A common stock (2)	196,741,703	198,537,418	197,366,213
Adjusted diluted weighted average shares outstanding	323,468,579	324,310,215	323,759,162
Diluted EPS	$0.07	$0.36	$0.42
Adjusted Diluted EPS	0.18	0.99	1.16
(1)This non-GAAP measures was not applicable for the three or six months ended June 30, 2020 as the IPO and reorganization transaction had not yet occurred.
(2)Reflects the assumed pro forma conversion of all outstanding shares of Class C common stock to Class A common stock.

Reconciliation of Net Income to Adjusted EBITDA ($ in thousands) (Unaudited)	Three Months Ended			Six Months Ended
	June 30, 2021	March 31, 2021	June 30, 2020	June 30, 2021	June 30, 2020
Net income	$26,284	$427,853	$648,595	$454,137	$737,590
Interest expense - non-funding debt (1)	21,266	13,171	10,625	34,438	21,595
Income tax expense	4,225	18,277	890	22,502	890
Depreciation and amortization	8,686	8,454	9,165	17,139	18,537
Change in fair value of servicing rights, net of hedging gains and losses(2)	45,416	(74,567)	(4,218)	(29,152)	10,029
Change in fair value - contingent consideration	—	—	10,473	—	12,980
Stock compensation expense and management fees	2,126	60,076	7,060	62,202	7,280
IPO expense	1,261	4,834	—	6,095	—
Adjusted EBITDA	$109,264	$458,098	$682,590	$567,361	$808,901

(1)Represents other interest expense, which includes amortization of debt issuance costs, in the Company’s consolidated statement of operations.
(2)Represents the change in the fair value of servicing rights attributable to changes in assumptions, net of hedging gains and losses.

Forward-Looking Statements
This press release may contain "forward-looking statements," which reflect loanDepot's current views with respect to, among other things, its operations and financial performance. You can identify these statements by the use of words such as "outlook," "potential," "continue," "may," "seek," "approximately," "predict," "believe," "expect," "plan," "intend," "estimate" or "anticipate" and similar expressions or the negative versions of these words or comparable words, as well as future or conditional verbs such as "will," "should," "would" and "could." These forward-looking statements are based on current available operating, financial, economic and other information, and are not guarantees of future performance and are subject to risks, uncertainties and assumptions, including the risks in the "Risk Factors" section of loanDepot, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2020, which are difficult to predict. Therefore, current plans, anticipated actions, financial results, as well as the anticipated development of the industry, may differ materially from what is expressed or forecasted in any forward-looking statement. loanDepot does not undertake any obligation to publicly update or revise any forward-looking statement to reflect future events or circumstances, except as required by applicable law.

About loanDepot
loanDepot is a contemporary financial services company dedicated to delivering a best-in-class experience to its mortgage purchase and refinance customers. Launched in 2010, loanDepot offers a diversified network of direct-to-consumer, in-market, and partner business channels, uniquely positioning it to serve a wide range of customers. Headquartered in Southern California, the Company has funded more than $380 billion since its founding and currently ranks as the second largest retail nonbank lender and one of the leading retail mortgage lenders in the United States. Committed to serving the communities in which its team members live and work, loanDepot has donated millions of dollars to support a variety of local, regional and national philanthropic efforts, most recently giving more than $2.5 million to help with COVID-related efforts for first responders, healthcare workers, individuals and families nationwide. The Company also is a founding sponsor of War Heroes on Water, which supports ongoing therapeutic healing services for combat-wounded veterans nationwide.

Investor Relations Contact:
Gerhard Erdelji
Senior Vice President, Investor Relations
(949) 822-4074
gerdelji@loandepot.com

Media Contact:
Rebecca Anderson
Senior Vice President, Communications & Public Relations
(949) 822-4024
rebeccaanderson@loandepot.com

LDI-IR